EXHIBIT 99.1

FirstEnergy Corp. 76 South Main Street Akron, Ohio 44308 www.firstenergycorp.com	For Release: May 3, 2007

News Media Contact: Tricia Ingraham (330) 384-5247	Investor Contact: Ron Seeholzer (330) 384-5783

FIRSTENERGY REPORTS HIGHER FIRST QUARTER EARNINGS

Akron, Ohio - FirstEnergy Corp. (NYSE: FE) today reported a 37-percent increase in basic and diluted earnings per share of common stock, to $0.92 per share, on net income of $290 million in the first quarter of 2007. Last year, net income was $221 million, or basic and diluted earnings of $0.67 per common share, in the first quarter. Revenue for the first quarter of 2007 was $2.97 billion, up from $2.71 billion in the first quarter of 2006.

“Our strong first quarter results reflect our continued solid financial and operational performance,” said President and Chief Executive Officer Anthony J. Alexander. “I am especially pleased that our strategy of investing in our utility distribution systems continues to deliver improved reliability for our customers.”

As a result of these investments, as well as milder weather in the region last year, one-half million fewer customers experienced outages in 2006 than in 2005, and the average duration dropped by nearly 20 percent. That trend continued in the first quarter with a 27-percent reduction in the number of customers affected compared to the 2006 period, and a 43-percent decrease in the duration.

First quarter earnings were enhanced by an after-tax benefit of $0.05 per common share from new regulatory assets authorized in January by the Pennsylvania Public Utility Commission. That benefit was partially offset by an after-tax charge of $0.01 per common share related to the impairment of securities held in trust for future nuclear deommissioning activities.

Net income also benefited from higher electric sales revenue and reduced operating costs. Earnings per share reflected the positive effect of repurchase programs implemented in August 2006 and March 2007, which reduced the number of common shares outstanding by 7.6 percent.

Sales of the company’s primary products - electric generation and delivery services - increased in the first quarter of 2007 compared with the prior year period. With electricity sales to the retail sector increasing by 4.8 percent, and sales to the wholesale sector down 6.6 percent, total electric generation sales were up 2.9 percent in 2007 compared with the first quarter of 2006. Kilowatt-hour deliveries to customers through our utility subsidiaries’ distribution systems increased by 3.9 percent in the first quarter of 2007.

FirstEnergy’s Consolidated Report to the Financial Community, which provides highlights on developments and financial results for the first quarter of 2007, is posted on the company’s Internet site - www.firstenergycorp.com/ir. To access the report, click on Consolidated Report to the Financial Community.

The company invites investors, customers and other interested parties to listen to a live Internet Webcast of its teleconference for financial analysts at 1:00 p.m. Eastern Daylight Time today. FirstEnergy management will present an overview of the company's financial results for the quarter, followed by a question-and-answer session. The teleconference can be accessed on the company’s Web site by selecting the Q1 2007 Earnings Conference Call link. Access to the Webcast requires RealPlayer 8 and at least a 14.4 kbps connection to the Internet. RealPlayer 8 basic software is downloadable free from www.real.com/products/player/index.html, or from FirstEnergy's Web site. The Webcast will be archived on the Web site.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey; and its generation subsidiaries control more than 14,000 megawatts of capacity.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement our Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in our Securities and Exchange Commission filings, the timing and outcome of various proceedings before the Public Utilities Commission of Ohio (including, but not limited to, the successful resolution of the issues remanded to the PUCO by the Ohio Supreme Court regarding the Rate Stabilization Plan) and the Pennsylvania Public Utility Commission, (including, but not limited to, the transition rate plan filings for Met-Ed and Penelec and the Pennsylvania Power Company Default Service Plan filing), the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003, regional power outage, the successful structuring and completion of a potential sale and leaseback transaction for Bruce Mansfield Unit 1 currently under consideration by management, any purchase price adjustment under the accelerated share repurchase program announced March 2, 2007, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, including our annual report on Form 10-K for the year ended December 31, 2006, and other similar factors. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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